Exhibit 10.1

AMENDMENT NO. 2 TO LOAN AGREEMENT

This Amendment No. 2 (this “Amendment”) dated as of July 26, 2013, is between Bank of America, N. A. (the “Bank”) and Hooker Furniture Corporation (the “Borrower”).

RECITALS

A.  The Bank and the Borrower entered into a certain Loan Agreement dated as of December 7, 2010, as previously amended (the “Agreement”).

B.  The Borrower has requested, among other things, to amend the Agreement in order to extend the maturity of the Loan and change the unused commitment fee applicable to the Loan, and the Bank is agreeable to that request on the terms and conditions provided in this Amendment.

AGREEMENT

1.  Definitions.  Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Agreement.

2.  Extension of Maturity.                                           (a) The first sentence of Section 1.2 of the Loan Agreement is amended to read in its entirety as follows:

Facility No. 1 is available between the date of this Agreement and July 31, 2018, or such earlier date as the availability may terminate as provided in this Agreement or such later date as the Bank may from time to time in its sole discretion designate in any “Extension Notice,” as defined hereafter (the “Facility No. 1 Expiration Date”).

(b) Section 1.2 is further amended by adding the following at the end thereof:

The Borrower may, upon notice to the Bank, terminate the Facility No. 1 Commitment, or from time to time permanently reduce the Facility No. 1 Commitment; provided that (i) any such notice shall be received by the Bank not later than 11:00 a.m. two business days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $500,000 in excess thereof, (iii) the Borrower shall not terminate or reduce the Facility No. 1 Commitment if, after giving effect thereto and to any concurrent prepayments hereunder, the principal balance of Facility No. 1 would exceed the Facility No. 1 Commitment, and (iv) if, after giving effect to any reduction of the Facility No. 1 Commitment, the letter of credit sublimit under Section 1.5(a) of the Agreement exceeds the amount of the Facility No. 1 Commitment, such sublimit shall be automatically reduced by the amount of such excess.  Any unused commitment fee accrued until the effective date of any termination of the Facility No. 1 Commitment shall be paid on the effective date of such termination. The Facility No. 1 Expiration Date and the termination of the Agreement will occur on the effective date of the termination of the Facility No. 1 Commitment.

3.  Interest Rate Provisions.                                                      Subsections (a), (b) and (c) of Section 1.4 of the Loan Agreement are amended to read in their entirety as follows:

(a)           Facility No. 1 will bear interest at a rate per year equal to the LIBOR Rate (Adjusted Periodically) plus the Applicable Margin as defined below.

(b)           The interest rate will be adjusted on the first day of every month (the “Adjustment Date”) and remain fixed until the next Adjustment Date.  If the Adjustment Date in any particular month would otherwise fall on a day that is not a banking day then, at the Bank’s option, the Adjustment Date for that particular month will be the first banking day immediately following thereafter.

(c)           The LIBOR Rate (Adjusted Periodically) is a rate of interest equal to the rate per annum equal to the British Bankers Association LIBOR Rate (or any successor thereto approved by the Bank if the British Bankers Association is no longer making a LIBOR rate available), as published by Reuters (or other commercially available source providing quotations of such rate as selected by the Bank from time to time) as determined for each Adjustment Date at approximately 11:00 a.m. London time two (2) London Banking Days prior to the Adjustment Date, for U.S. Dollar deposits (for delivery on the first day of such interest period) with a term of one month, as adjusted from time to time in the Bank’s sole discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs.  If such rate is not available at such time for any reason, then the rate for that interest period will be determined by such alternate method as reasonably selected by the Bank.  A "London Banking Day" is a day on which banks in London are open for business and dealing in offshore dollars.

4.  Change in Unused Fee.                                           Subsection (d) of Section 2.1 of the Loan Agreement is amended to read in its entirety as follows:

(d)
Unused Commitment Fee.  The Borrower agrees to pay a quarterly fee on any difference between the Facility No. 1 Commitment and the amount of credit it actually uses under Facility No. 1, determined by the average of the daily amount of credit outstanding during the specified period.  The fee will be equal to such difference multiplied by 0.20%.  This fee is due on October 1, 2013, and on the first day of each following calendar quarter, with respect to the immediately preceding calendar quarter, and on the Facility No. 1 Expiration Date with respect to the period ending on that date.

5.  Guarantor Default.                                             Section 7 of the Loan Agreement is amended by adding at the end of it a new Section 7.10 as follows:

7.10           Breach by Guarantor.  Bradington-Young, LLC or Sam Moore Furniture LLC, subsidiaries of the Borrower (each a “Guarantor”), (a) files a bankruptcy petition, has a bankruptcy petition is filed against it which is not dismissed or stayed within sixty (60) days after such filing, or makes a general assignment of all or any material part of its property for the benefit of creditors, (b) has a receiver or similar official  appointed for all or any material part of the Guarantor’s business, or (c) breaches any material term or condition of its guaranty agreement with the Bank and, if such breach is capable of being cured within thirty (30) days after notice thereof is given to the Guarantor, such breach is not cured within such period; provided that in the event the breach cannot be reasonably cured within thirty (30) days and the Guarantor diligently proceeds to cure the same within sixty (60) days after such notice, an Event of Default shall not be deemed to have occurred hereunder.

6.  Representations and Warranties.  When the Borrower signs this Amendment, the Borrower represents and warrants to the Bank that:  (a) there is no event which is, or with notice or lapse of time or both would be, an Event of Default under the Agreement except those events, if any, that have been disclosed in writing to the Bank or waived in writing by the Bank, (b) the representations and warranties in the Agreement are true as of the date of this Amendment as if made on the date of this Amendment (except that the representations and warranties contained in Sections 5.6(a) and (b) of the Agreement shall be deemed to refer to the most recent financial statements furnished pursuant to Sections 5.6(a) and (b) of the Agreement), (c) this Amendment does not conflict with any law, agreement, or obligation by which the Borrower is bound, and (d) this Amendment is within the Borrower's powers, has been duly authorized, and does not conflict with any of the Borrower's organizational papers.

7.  Conditions.  This Amendment will be effective when the Bank receives the following items, in form and content reasonably acceptable to the Bank:

(a)	Evidence that the execution, delivery and performance by the Borrower and each Guarantor of this Amendment and any instrument or agreement required under this Amendment have been duly authorized; and

(b)	Guaranties signed by Bradington-Young, LLC and Sam Moore Furniture LLC, subsidiaries of the Borrower, in favor of the Bank.

8.  Costs.  The Borrower shall pay or reimburse the Bank all costs, expenses and attorneys' fees (including allocated costs for in-house legal services) incurred by the Bank in connection with this Amendment.

9.  Effect of Amendment.  Except as provided in this Amendment, all of the terms and conditions of the Agreement, including but not limited to the Dispute Resolution Provision, shall remain in full force and effect.

10.  Counterparts.  This Amendment may be executed in counterparts, each of which when so executed shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

11.  FINAL AGREEMENT.  BY SIGNING THIS DOCUMENT EACH PARTY REPRESENTS AND AGREES THAT:  (A) THIS DOCUMENT REPRESENTS THE FINAL AGREEMENT BETWEEN PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF, (B) THIS DOCUMENT SUPERSEDES ANY COMMITMENT LETTER, TERM SHEET OR OTHER WRITTEN OUTLINE OF TERMS AND CONDITIONS RELATING TO THE SUBJECT MATTER HEREOF, UNLESS SUCH COMMITMENT LETTER, TERM SHEET OR OTHER WRITTEN OUTLINE OF TERMS AND CONDITIONS EXPRESSLY PROVIDES TO THE CONTRARY, (C) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES, AND (D) THIS DOCUMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS OF THE PARTIES.

The parties executed this Amendment as of the date stated at the beginning of this Amendment, intending to create an instrument executed under seal.

Hooker Furniture Corporation

By:	/s/ Paul A. Huckfeldt
Name:	Paul A. Huckfeldt
Title:	V.P. Finance and Accounting
Chief Financial Officer

Bank of America, N.A.

By:	/s/ Jane B. Sherrill
Name:	Jane B. Sherrill
Title	Vice President